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                                                              October 17, 1995

Richard P. Kleinknecht
15 Banbury Lane
Huntington, NY  11743


                                    Re:     Amendment to Employment Agreement



Dear Mr. Kleinknecht:



         Reference is made to the Employment Agreement made and entered into as of May 9, 1994 by and between IPC Information Systems, Inc. ("Company") and you ("Agreement"). Section 3 of the Agreement addresses your title and duties thereunder and states that you shall serve as Chairman of the Company with certain enumerated duties, receiving the compensation specified in Section 4, and that you shall also serve as Chief Executive Officer without additional compensation.



         By execution of this letter agreement, which shall only be effective upon and concurrently with the execution by Peter J. Kleinknecht of a similar amendment to his employment agreement, you agree (i) to resign as Chief Executive Officer, concurrently with the appointment by the Board of Directors of a new Chief Executive Officer; and (ii) to give your written consent, pursuant to Section 3 of the Agreement, to the appointment of Steven T. Clontz as the Company's Chief Executive Officer and President.




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         You further agree to replace Section 3 of the Agreement as follows:



               Section 3. DUTIES. Mr. Kleinknecht shall serve as Chairman of the Company. Mr. Kleinknecht's responsibilities, duties and authority as Chairman shall, subject to the direction of the Board and the By-laws of the Company and any applicable provisions of the General Corporation Laws of the State of Delaware, be those customarily associated with such position and shall include, but not be limited to, contributing to the planning for the Company's long term needs and objectives and strategic business development, all in consultation with the Vice Chairman and Chief Executive Officer and President. Mr. Kleinknecht shall execute documents in the name of the Company and do such other official acts on behalf of the Company as are appropriate and permitted by the By-laws of the Company. Mr. Kleinknecht shall also preside over all meetings of the Company's Board and shareholders at which he is present. The Company shall not appoint a Chief Executive Officer or President of the Company without Mr. Kleinknecht's prior written approval of such appointment.



         If the proposed amendment meets with your approval, kindly signify your acceptance by signing the enclosed copy of this letter where indicated and returning it, whereupon, subject to the condition in the second paragraph hereof, the Agreement shall, in accordance with Section 25 thereof, be deemed amended.



                                                     Yours very truly,

                                                   IPC INFORMATION SYSTEMS, INC.


                                                   By:_________________________
___________________________________                   Name: Daniel Utevsky
                                                      Title: Corporate Secretary
ACCEPTED AND AGREED TO
AS OF OCTOBER 17, 1995


____________________________________
         Richard P. Kleinknecht


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